Independent Accountants' Acknowledgment Letter



The Stockholders and Board of Directors
State Street Boston Corporation


We are aware of the incorporation by reference in the Registration Statement on Form S-3 dated April 14, 1995 of State Street Boston Corporation for the registration of 2,986,111 shares of its common stock of our report dated April 14, 1995, related to the unaudited consolidated interim financial statements of State Street Boston Corporation which are included in its Form 10-Q for the quarter ended March 31, 1995.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                                   ERNST & YOUNG LLP


Boston, Massachusetts
May 22, 1995

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